Exhibit 99.1

MasterCard Announces Election of Richard Haythornthwaite as

Chairman of the Board of Directors

Steven J. Freiberg Elected as a Member of the Board

Purchase, NY – September 14, 2006 – MasterCard Incorporated (NYSE: MA) today announced that Richard Haythornthwaite, a member of the MasterCard Board of Directors, has been elected as the non-executive chairman of its board, effective immediately. Mr. Haythornthwaite is a managing director of UK-based Star Capital Partners.

In addition, Steven J. Freiberg, chairman and chief executive officer of Citigroup’s Global Consumer Group NA, and co-chair of Citigroup’s Global Consumer Group, has been elected a director of the MasterCard Board of Directors.

“I am delighted that Rick has agreed to take on the important role of chairman of the board as MasterCard moves ahead with a new chapter in its 40-year history,” said Robert W. Selander, MasterCard president and chief executive officer. “MasterCard is now a publicly traded company with a new governance structure, including a chairman as well as a majority of directors that the board has determined are independent under its established guidelines as well as the corporate governance standards of the New York Stock Exchange.

“Rick’s strong leadership and strategic skills, as well as his global experience, should prove invaluable as we pursue our vision of advancing commerce globally,” said Selander.

“I’m honored to be chairman of this dynamic company at this very exciting time in MasterCard’s history,” Haythornthwaite said. “I look forward to working with Bob and my very capable colleagues on the board. As chairman, I will ensure that the board focuses on our shareholder obligations while Bob and his strong management team focus on the company’s customers and business as a franchisor, processor and advisor.”

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MasterCard Announces Election of Richard Haythornthwaite as Chairman of the Board of Directors

“Steve Freiberg, who will serve as one of three directors elected by the financial institutions that are holders of the company’s Class M common stock, is one of the true leaders of the payments industry, with extensive background in many aspects of financial services,” Selander said. “Having spent more than 25 years in this industry, Steve has a deep understanding of our business and the challenging competitive environment in which we operate. We look forward to benefiting from his insights and guidance.”

With the election of Mr. Freiberg, the MasterCard board now consists of 10 members: two Class M directors; seven Class A directors who are independent; and MasterCard President and CEO Robert Selander, also a Class A director.

Background on Richard “Rick” Haythornthwaite

Richard Haythornthwaite, 49, is a managing director of Star Capital Partners, a private equity partnership focused on European capital-intensive sectors. From 2001 to 2005, he served as CEO and director for Invensys plc, and from 1997 to 2001 was with Blue Circle Industries plc, first as chief executive, Europe and Asia, and then as group chief executive. His prior positions include serving as a director of Premier Oil, president of BP Venezuela and general manager, Magnus Oil Field, BP Exploration. Rick is also a non-executive director of the main board of ICI plc.

Mr. Haythornthwaite is a graduate of Oxford and completed a Sloan Fellowship at the Massachusetts Institute of Technology. He is chairman of the Almeida Theatre and chairman of the Corporate Advisory Group of the Tate Gallery. He is also a trustee of the UK National Museum of Science and Industry and a board member of the British Council.

Background on Steven J. Freiberg

Steven J. Freiberg, 49, is chairman and CEO of Citigroup’s Global Consumer Group NA and co-chair of Citigroup’s Global Consumer Group. He has a long career with Citigroup, having joined its Card Products Division in 1980 as a management associate. His broad experience encompasses senior leadership roles with Citibank Financial Account, Citigroup’s early entry into online banking; Citicorp Investment Services (CIS); and, the Citicorp Insurance Group. In 2000, he was appointed chairman and CEO of Citi Cards and, in 2005, was appointed to his current position as co-chairman, Global Consumer Group. He is currently a member of Citigroup’s Operating and Management Committees.

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MasterCard Announces Election of Richard Haythornthwaite as Chairman of the Board of Directors

Mr Freiberg holds a B.S. degree in Finance as well as an MBA from Hofstra University. He serves or has served on the boards of Citibank NA, Citicorp Credit Services Inc., Citicorp Investment Services, Citicorp Insurance Group, Citibank Trust NA, Citibank FSB, the Citigroup Foundation, the MasterCard U.S. Advisory Board (as chair), Direct Marketing Association board, Habitat for Humanity NYC Council, the Upromise board and the Financial Services Roundtable.

About MasterCard Incorporated

MasterCard Incorporated advances global commerce by providing a critical economic link among financial institutions, businesses, cardholders and merchants worldwide. As a franchisor, processor and advisor, MasterCard develops and markets payment solutions, processes approximately 14 billion payments each year, and provides industry-leading analysis and consulting services to financial institution customers and merchants. Through its family of brands, including MasterCard®, Maestro® and Cirrus®, MasterCard serves consumers and businesses in more than 210 countries and territories. For more information go to www.mastercard.com.

Contacts:

Media Relations: Chris Harrall, chris_harrall@mastercard.com, 914-249-3682

Investor Relations: Barbara Gasper, investor_relations@mastercard.com, 914-249-4565